Exhibit 5


                  [LETTERHEAD OF BATCHER, ZARCONE & BAKER, LLP]

                                  April 5, 2007

Mr. Norm Blair, President
Golden Key International, Inc.
3113 Goldsmith St.
San Diego, CA  92106

Re: Legal Opinion Pursuant to SEC Form SB-2
    Registration Statement - Golden Key International, Inc.

Dear Mr. Blair:

     At your request, we are rendering this opinion in connection with a proposed sale of up to 500,000 shares of common stock, $.0001 par value (the "Common Stock"), of Golden Key International, Inc. (the "Company") as well as the proposed sale by 46 individual shareholders (the "Selling Shareholders") of up to 370,000 shares of Common Stock. The Selling Shareholders are identified in the Registration Statement on Form SB-2.

     I have examined instruments, documents and records, which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. I have done so in light of Delaware law, including without limitation, the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

     Pursuant to ss.228.601 (Item 601) of Regulation S-B, I make the following opinion on the legality of the securities being registered. Based on such examination and the applicable laws of the State of Delaware, I am of the opinion that 370,000 shares of Common Stock to be sold by the Selling Shareholders are duly authorized shares of Common Stock which have been legally issued, fully paid and non-assessable. I am also of the opinion that all Shares offered by Company and the Selling Shareholders, when sold after the effectiveness of the Registration Statement, will be validly issued, fully paid and non-assessable.

                                    Regards,
                                    BATCHER ZARCONE & BAKER, LLP

                                    /s/ Karen A. Batcher
                                    ----------------------------
                                    Karen A. Batcher, Esq.